                                                                    Exhibit 99.6

Prospectus Supplement

                                  Interests in
                              CHEVIOT SAVINGS BANK
                         401(K) RETIREMENT SAVINGS PLAN

                and Offering of 3,806,250 Shares of Common Stock,
                        par value of $0.01 per share, of

                             CHEVIOT FINANCIAL CORP.

         The Board of Directors of Cheviot Savings Bank has adopted a plan that will reorganize the structure of Cheviot Savings Bank from a mutual savings and loan association to a stock savings bank subsidiary in a two-tier mutual holding company structure as the wholly-owned subsidiary of Cheviot Financial Corp. As part of the organization, Cheviot Financial Corp. has been established to acquire all of the stock of Cheviot Savings Bank and simultaneously offer a minority interest in Cheviot Financial Corp. common stock to the public under certain purchase priorities in the Plan of Reorganization (the "offering"). The remaining shares will be owned by Cheviot Mutual Holding Company.

         In connection with Cheviot Savings Bank's reorganization, Cheviot Financial Corp. is allowing participants in the Cheviot Savings Bank 401(k) Retirement Savings Plan (the "401(k) Plan") to invest a portion of their account, in a fund (the "Cheviot" Financial Corp. Stock Fund") that invests substantially all of its assets in the common stock of Cheviot Financial Corp. Based upon the value of the 401(k) Plan assets at ___________, the trustee of the 401(k) Plan could purchase up to _________ shares of the common stock, assuming a purchase price of $10.00 per share. This prospectus supplement relates to the initial election of 401(k) Plan participants to direct the trustee of the 401(k) Plan to invest a portion of their 401(k) Plan account in the Cheviot Financial Corp. Stock Fund at the time of the reorganization.

         The Cheviot Financial Corp. prospectus, dated November 12, 2003, is attached to this prospectus supplement. It contains detailed information regarding the reorganization of Cheviot Savings Bank, common stock and the financial condition, results of operations and business of Cheviot Savings Bank. This prospectus supplement provides information regarding the 401(k) Plan. You should read this prospectus supplement together with the prospectus and keep both for future reference.

                      ------------------------------------

         For a discussion of risks that you should consider, see "Risk Factors" beginning on page 24 of the prospectus.

         THE INTERESTS IN THE 401(K) PLAN AND THE OFFERING OF THE COMMON STOCK HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE OFFICE OF THRIFT SUPERVISION, THE SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER FEDERAL OR STATE AGENCY. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES OFFERED IN THIS PROSPECTUS SUPPLEMENT ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

         This prospectus supplement may be used only in connection with offers and sales by Cheviot Financial Corp. of interests or shares of common stock pursuant to the 401(k) Plan. No one may use this prospectus supplement to reoffer or resell interests or shares of common stock acquired through the 401(k) Plan.

         You should rely only on the information contained in this prospectus supplement and the attached prospectus. Cheviot Financial Corp., Cheviot Savings Bank and the 401(k) Plan have not authorized anyone to provide you with information that is different.

         This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction.

         Neither the delivery of this prospectus supplement and the prospectus nor any sale of common stock shall under any circumstances imply that there has been no change in the affairs of Cheviot Savings Bank since November 20, 2003 or the 401(k) Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

          The date of this Prospectus Supplement is November 20, 2003.

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

                                                  TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----

THE OFFERING......................................................................................................I

   SECURITIES OFFERED.............................................................................................I
   ELECTION TO PURCHASE COMMON STOCK IN THE OFFERING; PRIORITIES..................................................I
   VALUE OF 401(K) PLAN..........................................................................................II
   METHOD OF DIRECTING TRANSFER..................................................................................II
   TIME FOR MAKING SPECIAL ONE-TIME ELECTION.....................................................................II
   IRREVOCABILITY OF SPECIAL ONE-TIME ELECTION...................................................................II
   DIRECTION TO PURCHASE COMMON STOCK AFTER THE OFFERING........................................................III
   NATURE OF A PARTICIPANT'S INTEREST IN THE COMMON STOCK.......................................................III
   VOTING RIGHTS OF COMMON STOCK................................................................................III

DESCRIPTION OF THE 401(K) PLAN....................................................................................1

   INTRODUCTION...................................................................................................1
   REFERENCE TO FULL TEXT OF PLAN.................................................................................1
   ELIGIBILITY AND PARTICIPATION..................................................................................1
   CONTRIBUTIONS UNDER THE 401(K) PLAN............................................................................1
   FURTHER LIMITATIONS ON CONTRIBUTIONS...........................................................................3
   VESTING........................................................................................................3
   INVESTMENT OF CONTRIBUTIONS....................................................................................4
   INVESTMENT IN COMMON STOCK OF CHEVIOT FINANCIAL CORP...........................................................7
   WITHDRAWALS PRIOR TO TERMINATION OF EMPLOYMENT.................................................................8
   DISTRIBUTIONS AFTER TERMINATION OF EMPLOYMENT..................................................................8
   NONALIENATION OF BENEFITS......................................................................................9
   ADMINISTRATION OF THE 401(K) PLAN..............................................................................9
   AMENDMENT AND TERMINATION.....................................................................................10
   FEDERAL INCOME TAX CONSEQUENCES...............................................................................10
   ADDITIONAL EMPLOYEE RETIREMENT INCOME SECURITY ACT ("ERISA") CONSIDERATIONS...................................11
   SECURITIES AND EXCHANGE COMMISSION REPORTING AND SHORT-SWING PROFIT LIABILITY.................................12
   FINANCIAL INFORMATION REGARDING 401(K) PLAN ASSETS............................................................13

LEGAL OPINION....................................................................................................13

                                  THE OFFERING


SECURITIES OFFERED

         Cheviot Financial Corp. is offering participation interests in the Cheviot Savings Bank 401(k) Retirement Savings Plan (the "401(k) Plan"), which prior to November 20, 2003 was named The Cheviot Building and Loan Co. 401(k) Retirement Savings Plan & Trust. The participation interests represent indirect ownership of Cheviot Financial Corp.'s common stock through the 401(k) Plan. Assuming a purchase price of $10.00 per share, the 401(k) Plan may acquire up to _______ shares of common stock in the offering. Only employees of Cheviot Savings Bank may become participants in the 401(k) Plan. The common stock of Cheviot Financial Corp. to be issued hereby is conditioned on the consummation of the reorganization. Your investment in common stock of Cheviot Financial Corp. through the 401(k) Plan in the offering is subject to the purchase priorities contained in the plan of reorganization of Cheviot Financial Corp.

         Information with regard to the 401(k) Plan is contained in this prospectus supplement and information with regard to the financial condition, results of operations and business of Cheviot Savings Bank is contained in the attached prospectus. The address of the principal executive office of Cheviot Savings Bank is 3723 Glenmore Avenue, Cheviot, Ohio 45211.

ELECTION TO PURCHASE COMMON STOCK IN THE OFFERING; PRIORITIES

         In connection with the reorganization and stock offering, you may at this time elect to transfer part of your account balance in the 401(k) Plan to the Cheviot Financial Corp. Stock Fund, under which common stock issued in the offering will be purchased. Plan participants are eligible to direct a transfer of any amounts allocated to your plan account that are currently invested in a savings account fund under the plan (and available for investment in Cheviot Financial Corp. common stock) to the Cheviot Financial Corp. Stock Fund in connection with the purchase of common stock of Cheviot Financial Corp. in the offering. However, the 401(k) Plan's purchase of common stock of Cheviot Financial Corp. in the offering is subject to the purchase priorities of the 401(k) Plan under the plan of reorganization of Cheviot Savings Bank. The trustee will pay $10.00 per share, which will be the same price paid by all other persons who purchase shares in the offering.

         In the event the offering is oversubscribed (i.e., there are more orders for common stock of Cheviot Financial Corp. than shares available for sale in the offering) and the 401(k) Plan trustee is unable to use the full amount allocated by you to the Cheviot Financial Corp. Stock Fund to purchase common stock in the offering, the amount that cannot be invested in common stock will be retained in the Cheviot Financial Corp. Stock Fund until subsequently invested in common stock of Cheviot Financial Corp. (on the open market) or until you direct the amount to be transferred to other investment options available under the 401(k) Plan. If you fail to direct the transfer of a portion of your account balance currently invested in a savings account fund under the plan to the Cheviot Financial Corp. Stock Fund in connection with the offering, such portion of your account balance will be transferred to other investment options of the 401(k) Plan as directed by you at this time (or, in the absence of your direction, as determined by the plan administrator).

VALUE OF 401(K) PLAN

         As of __________, 2003, the market value of the assets of the 401(k) Plan was approximately $______________ of which $_________ was available for investment in the Cheviot Financial Corp. Stock Fund. The plan administrator last informed each participant of the value of his or her account balance under the 401(k) Plan as of September 30, 2003.

METHOD OF DIRECTING TRANSFER

         You will receive a Special One-Time Election Form on which you can elect to transfer all or a portion of your account balance in the 401(k) Plan that is currently invested in a savings account fund (and available for investment in Cheviot Financial Corp. common stock) to the Cheviot Financial Corp. Stock Fund for the purchase of stock in the offering. If you wish to invest all or part of such account balance portion in the Cheviot Financial Corp. Stock Fund for such fund's purchase of common stock issued in the offering, you should indicate that decision on the Special One-Time Election Form. If you do not elect to transfer all of such account balance portion to the Cheviot Financial Corp. Stock Fund, you should include on the Special One-Time Election Form the other investment options of the 401(k) Plan to which the amount not being transferred to the Cheviot Financial Corp. Stock Fund are to be transferred. Otherwise, the plan administrator will make such decision.

TIME FOR MAKING SPECIAL ONE-TIME ELECTION

         If you transfer any part of your 401(k) Plan account balance to the Cheviot Financial Corp. Stock Fund in connection with the offering, you must return a Special One-Time Election Form to the Chief Financial Officer, Cheviot Savings Bank, 3723 Glenmore Avenue, Cheviot, Ohio 45211 by
_____________________.

IRREVOCABILITY OF SPECIAL ONE-TIME ELECTION

         You may not change your special one-time election once amounts credited to your account in the 401(k) Plan are transferred to the Cheviot Financial Corp. Stock Fund for the purchase of stock in the offering. You will, however, have the ability to transfer those amounts not transferred to the Cheviot Financial Corp. Stock Fund in connection with the offering, and have the right to transfer later, on a quarterly basis, all the amounts transferred to such fund in connection with in the offering, among all of the plan's investment options. But, once any amounts are invested in any of the mutual funds offered under the plan, they cannot be transferred to any plan investment options other than mutual fund options under the plan.

DIRECTION TO PURCHASE COMMON STOCK AFTER THE OFFERING

         You will be able to obtain an indirect interest in additional common stock after the offering through your investment in the Cheviot Financial Corp. Stock Fund. You may direct that a certain percentage of your account balance in the 401(k) Plan (other than any portion of your account that is invested in mutual funds held under the plan) and/or future contributions made by or for you to the plan be transferred to the Cheviot Financial Corp. Stock Fund. After the offering, the trustee of the 401(k) Plan will acquire common stock in open market transactions at the prevailing price. You may change your investment allocation under the Cheviot Financial Corp. Stock Fund on a quarterly basis by giving reasonable prior notice before the first pay day of a quarter to the Chief Financial Officer of Cheviot Savings Bank. Special restrictions may apply to transfers directed to and from the Cheviot Financial Corp. Stock Fund if you are subject to the provisions of section 16(b) of the Securities Exchange Act of 1934, as amended, relating to the purchase and sale of securities by officers, directors and principal shareholders of Cheviot Financial Corp.

NATURE OF A PARTICIPANT'S INTEREST IN THE COMMON STOCK

         The trustee will hold common stock of Cheviot Financial Corp. in the name of the 401(k) Plan. The trustee will allocate interests in the Cheviot Financial Corp. Stock Fund to your account under the 401(k) Plan to the extent of your proportionate interest in the fund. Your interest in the fund will be reported on your account statement in cash and shares and valued daily. Earnings on your account will not be affected by the investment designations of other participants in the 401(k) Plan.

VOTING RIGHTS OF COMMON STOCK

         You may direct the trustee as to how the trustee should vote your proportional interest in the shares of common stock held by the Cheviot Financial Corp. Stock Fund. If the trustee does not receive your voting instructions, the plan administrator will direct the trustee how to vote the shares. All voting instructions will be kept confidential.

                         DESCRIPTION OF THE 401(K) PLAN

INTRODUCTION

         Effective July 1, 1991, Cheviot Savings Bank (which, prior to April 1, 2003, was named Cheviot Building & Loan Co.) established The Cheviot Savings Bank 401(k) Retirement Savings Plan & Trust which has been renamed as the Cheviot Savings Bank 401(k) Retirement Savings Plan (the "401(k) Plan"). Cheviot Savings Bank intends that the 401(k) Plan, in operation, will comply with the requirements of the Internal Revenue Code and the Employee Retirement Income Security Act ("ERISA"). As a plan subject to ERISA, Federal law provides you with various rights and protections as a plan participant. However, your benefits under the 401(k) Plan are not guaranteed and are not required to be guaranteed by the Pension Benefit Guaranty Corporation.

         Cheviot Savings Bank may, in its sole discretion, amend the 401(k) Plan from time to time in the future for any reason, including amendments to ensure continued compliance with all applicable laws.

REFERENCE TO FULL TEXT OF PLAN

         The following portions of this prospectus supplement summarize certain provisions of the 401(k) Plan. Cheviot Savings Bank qualifies these summaries in their entirety by the full text of the 401(k) Plan, which shall have priority. You may obtain copies of the 401(k) Plan document by sending a request to:
401(k) Plan Administrator, Cheviot Savings Bank, 3723 Glenmore Avenue, Cheviot, Ohio 45211. You should carefully read the full text of the 401(k) Plan document and your 401(k) Plan's summary plan description to understand your rights and obligations under the plan.

ELIGIBILITY AND PARTICIPATION

         Only employees of Cheviot Savings Bank are eligible to become participants in the 401(k) Plan. If you are such an employee, you generally are eligible to become a participant in the 401(k) Plan on the first January 1 or July 1 that occurs on or after you have both attained age 21 and completed one year of service under the plan (for this purpose generally, a 12-month period beginning on your first day of employment with Cheviot Savings Bank or on any subsequent January 1 during which you are paid for at least 1,000 hours).

         The other provisions of this description assume that "you" are a participant in the 401(k) Plan.

CONTRIBUTIONS UNDER THE 401(K) PLAN

         EMPLOYEE BEFORE-TAX CONTRIBUTIONS. As a participant, you may elect to defer a percentage of your compensation each year instead of receiving that amount in cash. The plan administrator will notify you of any maximum percentage you may defer. However, your total deferrals in any taxable year may not exceed a certain dollar limit which is set by law. The limit is determined under the following schedule:

                                    Schedule
                          Taxable Year           Limit

                              2003              $12,000
                              2004              $13,000
                              2005              $14,000
                              2006              $15,000

         Such amount may be increased after 2006 by the Internal Revenue Service (the "IRS") to reflect cost-of-living increases. If you are age 50 or older by the end of any taxable year, then you may elect to defer additional amounts (called "catch-up contributions") to the 401(k) Plan. The additional amounts may be deferred regardless of any other limitations on the amount that you may defer to the 401(k) Plan. The maximum "catch-up contribution" that you can make in 2003 is $2,000. This amount is increased by $1,000 in each year after 2003 up to 2006, when the maximum is $5,000. After 2006, the maximum may be increased by the IRS for cost-of-living adjustments.

         The amount you may elect to defer, and any earnings on that amount, will generally not be subject to income tax until it is actually distributed to you. However, the amount you defer is counted as compensation for Social Security taxes.

         The amount you elect to defer will be deducted from your pay in accordance with a procedure established by the plan administrator. The procedure will require that you enter into a written salary reduction agreement after you satisfy the 401(k) Plan's eligibility requirements. You will be permitted to modify your election during the plan year (a calendar year). However, changes to a salary reduction election are only permitted four times each year, prior to the first day of each plan year quarter. You are also permitted to revoke your election any time during the plan year.

         EMPLOYER MATCHING AND NON-ELECTIVE CONTRIBUTIONS. Each plan year (a calendar year), Cheviot Savings Bank will contribute to the 401(k) Plan the following amounts:

         (a)      The total amount of the salary reduction you elected to defer.

         (b) In the discretion of Cheviot Savings Bank, a matching contribution equal to a percentage of the amount of the salary reduction you elected to defer.

         (c) An amount equal to 3% of your plan compensation (generally the sum of your Form W-2 wages and other compensation for the year plus your before-tax contributions to the 401(k) Plan and any other benefit plans of Cheviot Savings Bank, up to a legal limit (which is $200,000 for 2003, $205,000 for 2004 and may be increased in future years to reflect cost-of-living increases)) for the year plus 3% of your plan compensation for the year in excess of 50% of the Social Security Taxable Wage Base for old-age retirement benefits for the year ($87,000 for 2003) plus any additional amount that does not match your salary reduction and that is determined by Cheviot Savings Bank in its discretion. The amounts contributed under this paragraph (c) are called "non-elective contributions."

FURTHER LIMITATIONS ON CONTRIBUTIONS

         AGGREGATE LIMITATIONS ON BEFORE-TAX CONTRIBUTIONS. You should also be aware that the annual legal dollar limit on your before-tax contributions that is noted before is an aggregate limit that applies to all deferrals you may make under the 401(k) Plan and all other tax-qualified cash or deferred arrangements (including tax-sheltered 403(b) annuity contracts, simplified employee pensions or other 401(k) plans in which you may be participating). Generally, if your total deferrals under all cash or deferred arrangements for a calendar year exceed the annual dollar limit, the excess must be included in your income for the year. For this reason, it is desirable to request in writing that these excess deferrals be returned to you. If you fail to request such a return, you may be taxed a second time when the excess deferral is ultimately distributed from the 401(k) Plan.

         You must decide which plan or arrangement you would like to have return the excess. If you decide that the excess should be distributed from the 401(k) Plan, you must communicate this in writing to the 401(k) Plan administrator no later than the March 1st following the close of the calendar year in which such excess deferrals were made. However, if the entire dollar limit is exceeded in the 401(k) Plan or any other plan maintained by Cheviot Savings Bank, you will be deemed to have notified the plan administrator of the excess. The plan administrator will then return the excess deferral and any earnings to you by April 15th.

         NONDISCRIMINATION LIMITATION ON 401(K) PLAN CONTRIBUTIONS FOR HIGHLY COMPENSATED EMPLOYEES. If you are a highly compensated employee (generally, for any plan year, an employee who owns in excess of 5% of Cheviot Financial Corp. in either such year or the immediately preceding year or an employee who receives plan compensation in excess of a certain dollar amount in the immediately preceding year ($90,000 when the preceding year is 2003, to be increased by the IRS for certain future years to reflect cost-of-living increases), a distribution from amounts attributable to your salary reduction and matching contributions may be required to comply with legal nondiscrimination rules designed to ensure that the plan benefits a broad class of the employees of Cheviot Savings Bank. The plan administrator will notify you if and when a distribution is required.

VESTING

         Your vested percentage in your account is determined under the following schedule and is based on vesting years of service (for this purpose, generally those plan years in which you were paid for at least 1,000 hours). You will always, however, be 100% vested upon attaining age 65 while still employed by Cheviot Savings Bank.

                                Vesting Schedule
                                ----------------

                Years of Service                Percentage
                ----------------                ----------
                   Less than 2                       0 %
                        2                           20 %
                        3                           40 %
                        4                           60 %
                        5                           80 %
                        6                          100 %


         However, notwithstanding that schedule matching contributions attributable to salary reduction amounts that are in excess of certain legal dollar limits or legal nondiscrimination rules will be forfeited.

         Also, regardless of the vesting schedule above, you are always 100% vested in your salary reduction amounts contributed to the 401(k) Plan.

         Your vested benefit will normally be distributed to you or your beneficiaries upon your death, disability or retirement.

INVESTMENT OF CONTRIBUTIONS

         All amounts credited to your accounts under the 401(k) Plan are held in trust. Thomas J. Linneman, Kevin M. Kappa and Scott T. Smith are currently appointed by the board of directors of Cheviot Savings Bank as the trustees to manage the trust.

         You may elect to have both your existing account balance and future contributions and other amounts allocated to your account under the plan invested among various investment funds available under the plan. The funds may be changed by the plan administrator from time to time; you will be notified of any changes. You should note that you may change your investment directions on amounts held under the mutual fund options among such mutual fund options on a daily basis. This may be done either by filing a written notice of such direction or by telephone or other electronic medium. However, once amounts are held in one or more of the mutual fund options, such amounts may not be transferred to any other funds, such as the CD Fund or the Cheviot Financial Corp. Stock Fund.

         You may change you investment directions on amounts held in investment options under the 401(k) Plan, other than the available mutual fund options, on a quarterly basis. This may be done either by filing a notice or by telephone or other electronic medium approximately fifteen days prior to the first pay day of any quarter of a Plan Year. You may transfer the amounts held in investment options under the 401(k) Plan, other than the available mutual fund options, to any investment option available under the 401(k) Plan. However, any amounts transferred to one or more of the mutual fund options may not be subsequently transferred back to the CD Fund or the Cheviot Financial Corp. Stock Fund.

         As of October 31, 2003, the 401(k) Plan offers the following investment choices for your accounts under the plan:

         AMERICAN FUNDS INVESTMENT CHOICES. The American Funds currently available as the mutual fund investment choices under the 401(k) Plan are identified below. An investment in any of the funds listed below is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. As with any mutual fund investment, there is always a risk that you may lose money on your investment in any of the funds listed above.

         AMCAP FUND. The fund seeks to invest in undervalued securities - primarily common stock of issuers located in the U.S. - that represent good long-term investment opportunities. The fund may also hold cash or money market instruments to help reduce the fund's risk exposure in the event of a market downturn and to provide liquidity to make additional investments or meet redemptions.

         EUROPACIFIC GROWTH FUND. The fund seeks to invest in strong, growing companies based outside the United States. The fund holds common and preferred stocks, convertibles, American Depositary Receipts, European Depositary Receipts, bonds and cash. At least 80% of assets must be invested in equity securities of issuers located in Europe or the Pacific Basin. All holdings are non-U.S. except for a portion that may be held in U.S. dollars and/or equivalents for liquidity purposes.

         SMALLCAP WORLD FUND. The fund seeks to invest in the stocks of smaller companies in the United States and around the world. Normally, at least 80% of assets will be invested in stocks of issuers located in at least three countries and having market capitalizations from $50 million to $1.5 billion. Holdings include common stocks, government and corporate debt (in U.S. dollars or other currencies), cash and equivalents.

         THE GROWTH FUND OF AMERICA. The fund seeks to invest in companies that appear to offer superior opportunities for long-term growth, such as cyclical companies, those in depressed industries and turnaround or value situations. Common stocks, convertibles, preferred stocks, U.S. government securities, bonds and cash are held by the fund. Up to 15% of the assets may be invested in securities located outside the United States and not included in the S&P 500. Up to 10% may be invested in debt securities rated below investment grade.

         CAPITAL WORLD GROWTH AND INCOME FUND. Blue chip stocks issued by established companies in the world's largest stock markets are the primary investment for the fund. The portfolio is diversified in securities of at least three countries, with no more than 40% of its assets invested in any one country. The fund can also invest in bonds anywhere in the world; however, only 10% of assets may be invested in bonds rated below A.

         THE INVESTMENT COMPANY OF AMERICA. One of the nation's oldest and largest mutual funds, it seeks to invest in well-established blue-chip companies, representing a wide cross section of the U.S. economy. The portfolio may hold securities convertible into common stocks, as well as bonds rated A or better, U.S. government securities, nonconvertible stocks and cash or equivalents. Up to 15% of the portfolio may be invested in securities of issuers based outside the United States.

         WASHINGTON MUTUAL INVESTORS FUND. The fund seeks to invest primarily in stocks of U.S. companies that meet strict standards based on requirements originally established by the U.S. District Court for the District of Columbia for the investment of trust funds. The portfolio may not hold securities of companies whose earnings come mostly from alcohol or tobacco sales. The fund seeks at all times to be at least 95% invested in equity-type securities.

         THE INCOME FUND OF AMERICA. The fund seeks to invest in stocks, bonds and other fixed-income securities. At any given time, the fund may be substantially invested in equity or debt securities. The fund may include up to 20% of assets invested in equities of non-U.S. companies and up to 10% in fixed-income securities of non-U.S. issuers denominated in U.S. dollars. Up to 20% of the fund's portfolio may be invested in securities rated below investment grade.

         AMERICAN BALANCED FUND. The fund seeks to invest in blue chip stocks, quality bonds, convertible securities and money market instruments, offering wide diversification and a balanced approach. No more than 75% of the fund's assets may be invested in common stocks. All of the fixed-income investments must be investment grade at the time of purchase. Up to 10% of assets may be invested in securities domiciled outside the United States and not included in the S&P 500.

         THE BOND FUND OF AMERICA. The fund seeks to invest at least 60% of its assets in securities rated A or better at the time of purchase, including corporate bonds, U.S. government securities and money market instruments. The fund may also invest significantly (up to 40% of assets) in other debt obligations including lower-rated bonds. Up to 25% of assets may be invested in fixed-income securities of companies and government entities outside the United States. Typically, the fund will be invested in intermediate- to long-term securities.

         U.S. GOVERNMENT SECURITIES FUND. Normally, the fund will invest substantially all of its assets (at least 80%) in securities guaranteed or sponsored by the U.S. government and in cash and cash equivalents. The fund generally seeks to invest at least 65% of assets in securities backed by the full faith and credit of the U.S. Treasury and GNMA mortgage-backed securities. The portfolio may also include investments in securities issued by U.S. governmental agencies or instrumentalities that are not guaranteed by the U.S. government.

         THE CASH MANAGEMENT TRUST OF AMERICA. The fund provides an opportunity to earn income on cash reserves while preserving capital and maintaining liquidity. It seeks to invest primarily in high-quality money market instruments such as commercial paper and commercial bank obligations.

         The following table provides performance data with respect to the mutual funds options available as a part of the American Funds Investment Choices under the 401(k) Plan:

                                                                  Annualized Total Return
                                                      -----------------------------------------------      Fund
                                                                 (as of March 31, 2003)(2)              Inception
        American Funds Investment Choices(1)            1 Year      3 Years     5 Years     10 Years       Date
        ------------------------------------            ------      -------     -------     --------       ----
AMCAP Fund                                              -19.38%      -8.82%       2.50%      10.01%      05/01/67
EuroPacific Growth Fund                                 -23.48      -18.96       -2.48        6.34       04/16/84
SMALLCAP World Fund                                     -28.05      -23.99       -5.88        4.75       04/30/90
The Growth Fund of America                              -23.28      -15.53        3.87       11.02       12/01/73
Capital World Growth and Income Fund                    -17.38       -7.25        1.56        9.89       03/26/93
The Investment Company of America                       -20.25       -8.28        0.39        9.28       01/01/34
Washington Mutual Investors Fund                        -22.17       -3.69       -1.11        9.59       07/31/52
The Income Fund of America                               -8.86        2.79        2.00        8.16       12/01/73
American Balanced Fund                                  -11.89        4.05        3.96        9.02       07/26/75
The Bond Fund of America                                  8.42        6.75        5.11        6.19       05/28/74
U.S. Government Securities Fund                           9.39        8.16        6.17        5.72       10/17/85
The Cash Management Trust of America(3)                   0.52        2.62        3.32        3.64       11/03/76

(1) Mutual funds are not bank deposits or obligations, are not guaranteed by any bank, and are not insured or guaranteed by the FDIC, the Federal Reserve Board, or any other government agency. Investment in mutual funds involves risk, including possible loss of principal. All mutual funds listed above are a series or portfolio of the American Funds group.

(2) Performance quoted is past performance and is not indicative of future results. Investment return and principal value will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost. Performance figures represent an investment made at the beginning of the reporting period. Results for investments made during the report period will differ. Performance information is taken from sources believed to be reliable, but is not guaranteed as to completeness or accuracy.

(3) The seven-day yield for The Cash Management Trust of America was 0.13% as of March 31, 2003. The yield reflects an expense reimbursement that is being paid by the investment advisor.

         CHEVIOT SAVINGS BANK CHOICES. Cheviot Savings Bank offers the following investment choice:

         CD FUND. The CD Fund consists primarily of investments in five-year certificates of deposit of Cheviot Savings Bank. On a monthly basis, the 401(k) Plan invests the cash held in the CD Fund in a five-year certificate of deposit. If you have allocated contributions to the CD Fund, you will be attributed a pro-rata portion of the CD Fund that holds such certificates of deposit purchased with such allocated funds. Since a new certificate of deposit is purchased each month and market conditions vary, the interest rate yield may be different on each certificate of deposit held in the CD Fund. As of October 31, 2003, the five-year certificates of deposit held in the CD Fund had interest rate yields ranging from 3.45% to 7.25%.

INVESTMENT IN COMMON STOCK OF CHEVIOT FINANCIAL CORP.

         In connection with the reorganization, the 401(k) Plan now offers the Cheviot Financial Corp. Stock Fund as an additional choice to these investments options. The Cheviot Financial Corp. Stock Fund invests primarily in the common stock of Cheviot Financial Corp. You may direct the trustee to invest any portion of your 401(k) Plan account that is not invested in the mutual fund investment options available under the 401(k) Plan in the Cheviot Financial Corp. Stock Fund.

         The Cheviot Financial Corp. Stock Fund will initially consist primarily of investments in common stock made on the effective date of the reorganization of Cheviot Savings Bank. After such reorganization, the trustee of the 401(k) Plan will, to the extent practicable, use all amounts held by it in the Cheviot Financial Corp. Stock Fund, including cash dividends paid on the common stock held in the fund, to purchase additional shares of common stock of Cheviot Financial Corp.

         As of the date of this prospectus supplement, none of the shares of common stock have been issued or are outstanding and there is no established market for common stock. Accordingly, there is no record of the historical performance of the Cheviot Financial Corp. Stock Fund. Performance of the Cheviot Financial Corp. Stock Fund depends on a number of factors, including the financial condition and profitability of Cheviot Financial Corp. and Cheviot Savings Bank and market conditions for the common stock generally.

         Investments in the Cheviot Financial Corp. Stock Fund involve special risks common to investments in the common stock.

         FOR A DISCUSSION OF MATERIAL RISKS ASSOCIATED WITH THE PURCHASE OF THE COMMON STOCK, YOU SHOULD CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 24 OF THE ATTACHED PROSPECTUS.

WITHDRAWALS PRIOR TO TERMINATION OF EMPLOYMENT

         Substantial restrictions are imposed on your right to withdraw amounts held for your benefit under the 401(k) Plan prior to your termination of employment with Cheviot Savings Bank. Also, a Federal tax penalty equal to 10% of any withdrawal, over and above the normal Federal and state income tax, may be imposed on withdrawals made prior to your attainment of age 59 1/2, regardless of whether the withdrawals occur during your employment with Cheviot Savings Bank or after termination of employment.

         You may withdraw your salary reduction contributions (not including earnings) prior to termination of employment in the event of a financial hardship, subject to detailed hardship distribution rules under the 401(k) Plan. These requirements are intended to insure that you have a true financial need before you make a withdrawal.

DISTRIBUTIONS AFTER TERMINATION OF EMPLOYMENT

         Any distribution from the 401(k) Plan to you after you terminate employment with Cheviot Savings Bank will be made in one lump-sum payment in cash. If your vested benefit under the 401(k) Plan exceeds $5,000, then you generally must consent to the distribution before it may be made and the distribution is generally made as soon as possible after the end of the calendar quarter after you request the payment. If your vested benefit under the 401(k) Plan does not exceed $5,000, then your benefit will generally be distributed to you as soon as possible following the end of the calendar quarter in which you terminate employment.

         You may delay the receipt of benefits unless a distribution is required to be made, as explained earlier, because your vested benefit under the 401(k) Plan does not exceed $5,000. However, in addition to the benefit payment rules mentioned above, there are rules which require that your vested benefits under the 401(k) Plan must be made not later than the April 1st following the later of the year in which you reach age 70 1/2 or the year you terminate employment with Cheviot Savings Bank (or, if you own in excess of 5% of Cheviot Financial Corp., the April 1st following the year you reach age 70 1/2). You should see the plan administrator if you feel you may be affected by these rules.

NONALIENATION OF BENEFITS

         Except for Federal income tax withholding or a qualified domestic relations order, your benefits payable under the 401(k) Plan generally cannot be alienated. Examples of alienation include transferring your benefits voluntarily or a creditor placing a lien on your benefits. Any attempt to alienate your benefits, whether voluntary or involuntary, shall generally be void.

ADMINISTRATION OF THE 401(K) PLAN

         THE TRUSTEE. The trustees of the 401(k) Plan are currently Thomas J. Linneman, Kevin M. Kappa and Scott T. Smith. The trustees are responsible for the safekeeping of the trust fund. The trust fund established by the trustees will be the funding medium used for the accumulation of assets from which benefits will be distributed.

         PLAN ADMINISTRATOR. Cheviot Savings Bank is the 401(k) Plan administrator. The administrator is responsible for the day-to-day administration and operations of the 401(k) Plan. For example, the administrator maintains the 401(k) Plan records, including your account information, provides you with the forms you need to complete for 401(k) Plan participation and directs the payment of your account at the appropriate time. The administrator will also allow you to review the formal 401(k) Plan document and certain other materials related to the 401(k) Plan. If you have any questions about the 401(k) Plan and your participation, you should contact the administrator. The administrator may designate another person or persons to perform some duties of the administrator.

         REPORTS TO 401(K) PLAN PARTICIPANTS. The administrator will furnish you a statement at least quarterly showing the balance in your account as of the end of that period, the amount of contributions allocated to your account for that period and any adjustments to your account to reflect earnings or losses.

AMENDMENT AND TERMINATION

         Cheviot Savings Bank may, in its discretion, terminate the 401(k) Plan at any time. If the 401(k) Plan is terminated in whole or in part, then regardless of other provisions in the 401(k) Plan, you will have a fully vested interest in your account (if you still then have an account under the plan). Cheviot Savings Bank also reserves the right, in its discretion, to make any amendment or amendments to the 401(k) Plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries (or the payment of reasonable plan expenses); provided, however, that any such amendment must comply with applicable law.

FEDERAL INCOME TAX CONSEQUENCES

         The following is a brief summary of the material federal income tax aspects of the 401(k) Plan. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences relating to the 401(k) Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. Please consult your tax advisor with respect to any distribution from the 401(k) Plan and transactions involving the plan.

         As a "tax-qualified retirement plan," the Internal Revenue Code affords the 401(k) Plan special tax treatment, generally resulting in the following:

         (1) the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the 401(k) Plan each year;

         (2) participants pay no current income tax on amounts contributed by the employer on their behalf and they (or their beneficiaries) pay tax on such amounts only when they are distributed from the plan; and

         (3) earnings of the 401(k) Plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments. Such earnings are taxed to participants (or their beneficiaries) when distributed from the plan.

         LUMP-SUM DISTRIBUTION. A distribution from the 401(k) Plan to a participant or the beneficiary of a participant that qualifies as a lump-sum distribution can qualify for certain favorable 10-year forward averaging tax treatment if the participant had attained age 50 before July 1, 1986 and had participated in the 401(k) Plan for at least five years before his or her tax years in which the distribution is made (although the five year requirement generally will not apply when the distribution is made to the participant's beneficiary). The distribution generally will qualify as a lump-sum distribution for purposes of such forward averaging tax treatment rule if: it is made within one taxable year; it is made on account of the participant's death, disability or separation from service, or after the participant attains age 59 1/2; and it consists of the balance credited to participant under the 401(k) Plan.

         CHEVIOT FINANCIAL CORP. COMMON STOCK INCLUDED IN LUMP-SUM DISTRIBUTION. If any lump-sum distribution includes Cheviot Financial Corp. common stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount may be reduced by the amount of any net unrealized appreciation with respect to common stock (that is, the excess of the value of common stock at the time of the distribution over its cost or other basis to the 401(k) Plan). The tax basis of common stock, for purposes of computing gain or loss on its subsequent sale, equals the value of common stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of Cheviot Financial Corp. common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will constitute long-term capital gain, regardless of the holding period of Cheviot Financial Corp. common stock. Any gain on a subsequent sale or other taxable disposition of Cheviot Financial Corp. common stock in excess of the amount of net unrealized appreciation at the time of distribution, will be considered long-term or short-term capital gain depending on the period such stock is held by the recipient. The recipient of a distribution may, as an alternative to the above rules, elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, by attaching a signed statement to his or her federal income tax return for the tax year in which the distribution is made.

         DISTRIBUTIONS: ROLLOVERS AND DIRECT TRANSFERS TO ANOTHER QUALIFIED PLAN OR TO AN IRA. You may roll over directly or within 60 days of receipt virtually all distributions from the 401(k) Plan to another qualified plan or to an individual retirement account or annuity in accordance with the terms of the other plan or account or annuity, except that no hardship withdrawals may be rolled over and a portion of any distribution made in the calendar year you reach age 70 1/2 or any later year may not be able to be rolled over. Any amount rolled over generally defers any federal income taxes on the amount rolled over until it is paid from the plan or IRA to which the rollover is made.

         ADDITIONAL TAX ON EARLY DISTRIBUTIONS. A payment from the 401(k) Plan to a participant generally will be subject to a 10% federal penalty tax (in addition to normal federal income tax) if it is paid before the participant reaches age 59 1/2, except to the extent it is properly rolled over, is made on account of the participant's total disability, is made after the participant separates from service from Cheviot Savings Bank when such separation occurs in the calendar year the participant attains age 55 or a later calendar year, or satisfies another exception to such tax under section 72(t) of the Internal Revenue Code.

ADDITIONAL EMPLOYEE RETIREMENT INCOME SECURITY ACT ("ERISA") CONSIDERATIONS

         As noted above, the 401(k) Plan is subject to certain provisions of ERISA, including special provisions relating to control over the 401(k) Plan's assets by participants and beneficiaries. The 401(k) Plan's feature that allows you to direct the investment of your account balance is intended to satisfy the requirements of section 404(c) of ERISA relating to control over most of the plan's investments by a participant or beneficiary. The effect of this is two-fold. First, if such requirements are met, you will not be deemed a "fiduciary" because of your exercise of investment discretion. Second, if such requirements are met, no person who otherwise is a fiduciary, such as Cheviot Savings Bank, the plan administrator, or the plan's trustees are liable under the fiduciary responsibility provision of ERISA for any loss which results from your exercise of control over the assets in your 401(k) Plan account.

         Because you will be entitled to invest all or a portion of your account balance in the 401(k) Plan in Cheviot Financial Corp. common stock, the regulations under section 404(c) of the ERISA require that the 401(k) Plan establish procedures that ensure the confidentiality of your decision to purchase, hold, or sell employer securities, except to the extent that disclosure of such information is necessary to comply with Federal or state laws not preempted by ERISA. These regulations also require that any exercise of voting and similar rights with respect to the Cheviot Financial Corp. common stock by you be conducted in a way that ensures the confidentiality of your exercise of these rights.

SECURITIES AND EXCHANGE COMMISSION REPORTING AND SHORT-SWING PROFIT LIABILITY

         Section 16 of the Securities Exchange Act of 1934 imposes reporting and liability requirements on officers, directors and persons beneficially owning more than 10% of public companies such as Cheviot Financial Corp. Section 16(a) of the Securities Exchange Act of 1934 requires the filing of reports of beneficial ownership. Within 10 days of becoming an officer, director or person beneficially owning more than 10% of the shares of Cheviot Financial Corp., a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Changes in beneficial ownership, such as purchases, sales and gifts, generally must be reported periodically, either on a Form 4 within two days after the transaction date, or annually on a Form 5 within 45 days after the close of Cheviot Financial Corp.'s fiscal year. Discretionary transactions in and beneficial ownership of the common stock through the Cheviot Financial Corp. Stock Fund of the 401(k) Plan by officers, directors and persons beneficially owning more than 10% of the common stock of Cheviot Financial Corp. generally must be reported to the Securities and Exchange Commission by such individuals.

         In addition to the reporting requirements described above, section 16(b) of the Securities Exchange Act of 1934 provides for the recovery by Cheviot Financial Corp. of profits realized by an officer, director or any person beneficially owning more than 10% of Cheviot Financial Corp.'s common stock resulting from non-exempt purchases and sales of Cheviot Financial Corp. common stock within any six-month period.

         The Securities and Exchange Commission has adopted rules that provide exemptions from the profit recovery provisions of section 16(b) for all transactions in employer securities within an employee benefit plan, provided certain requirements are met. These requirements generally involve restrictions upon the timing of elections to acquire or dispose of employer securities for the accounts of section 16(b) persons.

         Except for distributions of common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons affected by section 16(b) are prohibited from directing additional purchases of units within the Cheviot Financial Corp. stock fund for six months after receiving such a distribution.

FINANCIAL INFORMATION REGARDING 401(K) PLAN ASSETS

         Financial information representing the net assets available for 401(k) Plan benefits at _______________, are attached to this prospectus supplement.


                                  LEGAL OPINION

         The validity of the issuance of the common stock will be passed upon by Frost Brown Todd LLC, Cincinnati, Ohio, which firm acted as counsel in connection with the reorganization of Cheviot Savings Bank and Cheviot Financial Corp.'s stock offering.

               CHEVIOT SAVINGS BANK 401(K) RETIREMENT SAVINGS PLAN

      Statement of Net Assets Available for Benefits as of _________________


                        Assets                            As of ________________
                        ------                            ----------------------

      American Funds                                             $ __________

      CD Fund                                                    $ __________

      Savings Account Fund                                       $ __________
                                                                 ============

                                               Total:          $ ____________


CHEVIOT SAVINGS BANK 401(K) RETIREMENT SAVINGS PLAN


                   SPECIAL ONE-TIME ELECTION FORM - USE IN CONNECTION WITH CHEVIOT FINANCIAL CORP. STOCK OFFERING

------------------------------------------------------------------------------------------------------------------------------------
                                                 SECTION A: NAME / SOCIAL SECURITY #
------------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------               --------------------------------
PLEASE PRINT: Last Name             First Name                Middle                                      Social Security #

------------------------------------------------------------------------------------------------------------------------------------
                                              SECTION B: SPECIAL ONE-TIME ELECTION FORM
------------------------------------------------------------------------------------------------------------------------------------

If you have a portion of your existing account balance invested in a savings account fund under the 401(k) Plan (your "Available
Account Balance"), you may invest all or a portion of such account balance in the Cheviot Financial Corp. Stock Fund. You may contact the plan administrator to determine the amount of your Available Account Balance. This will not  affect the investment of future contributions.

-------
        ELECT TO INVEST ALL OF YOUR AVAILABLE ACCOUNT BALANCE IN THE CHEVIOT FINANCIAL CORP. STOCK FUND
-------

By checking the adjacent box, I elect to have 100% of my Available Account Balance invested in the Cheviot Financial Corp. Stock
Fund of the 401(k) Plan for such fund to purchase shares of Cheviot Financial Corp. common stock in the stock offering.

-------
        ELECT TO INVEST LESS THAN ALL OR NONE OF YOUR AVAILABLE ACCOUNT BALANCE IN THE CHEVIOT FINANCIAL CORP. STOCK FUND
-------

By checking the adjacent box, I elect to have LESS THAN 100% of my Available Account Balance invested in the Cheviot Financial Corp.
Stock Fund of the 401(k) Plan for such fund to purchase shares of Cheviot Financial Corp. common stock in the stock offering and instead elect that the portion of my Available Account Balance indicated below be invested in the Cheviot Financial Corp. Stock Fund for such fund to purchase shares of Cheviot Financial Corp. common stock in the stock offering and the remainder of my Available
Account Balance be transferred to the other investment options available under the 401(k) Plan as described below.

         o     The whole percentage of my Available Account Balance to be invested in the Cheviot Financial Corp. Stock Fund ____%
               -----

         o     The remainder of my Available Account Balance to be transferred to other investment options under the 401(k) Plan as follows:

                                            (MAKE SURE ALL TRANSFER AMOUNTS BELOW 100%):

          American Funds
          --------------
          AMCAP Fund                 ____%     Capital World Growth and Income    ____%     American Balanced Fund             ____%
                                               Fund
          EuroPacific Growth Fund    ____%     The Investment Company of America  ____%     The Bond Fund of America           ____%
          SMALLCAP World Fund        ____%     Washington Mutual Investors Fund   ____%     U.S. Government Securities Fund    ____%
          The Growth of America      ____%     The Income Fund of America         ____%     The Cash Management Trust of       ____%
          Fund                                                                              America

          CD Fund                    ____%
          -------

The percentage you elect should be the percentage that you wish to be invested or transferred. For example, if you have $10,000 in the 401(k) Plan and your Available Account Balance is $2,000 and you elect to invest 50% and transfer 50% of that Available Account
Balance to the AMCAP Fund, we will invest $1,000 (or 50% of $2,000) in the Cheviot Financial Corp. Stock Fund for such fund to purchase common stock in the stock offering and will transfer the remaining $1,000 to the AMCAP Fund. Please note that any amounts transferred to one of the American Funds investment options may not be transferred to either the CD Fund or the Cheviot Financial
Corp. Stock Fund in the future.

------------------------------------------------------------------------------------------------------------------------------------
                                                 SECTION C: IMPORTANT CONSIDERATIONS
------------------------------------------------------------------------------------------------------------------------------------

Please note that your election made on this Special One-Time Election Form to invest all or a portion of your Available Account
Balance in the Cheviot Financial Corp. Stock Fund for such fund to purchase common stock in the stock offering will be subject to the purchase priorities set forth in the Prospectus and will be IRREVOCABLE during the stock offering. As you know, you are permitted to change your investment election among the investment options on either a daily basis (as to the mutual funds included in such investment options) or a quarterly basis (as to any other investment option). However, you will not be able to change your investment election made on this Special One-Time Election Form with respect to that portion of your Available Account Balance that you direct to be invested in the Cheviot Financial Corp. Stock Fund for such fund to purchase stock in the offering. Of course, any portion of your Available Account Balance that is not invested in the Cheviot Financial Corp. Stock Fund stock pursuant to your election on this Special One-Time Election Form may be transferred to other investments during this time. Following the conclusion of the offering, when the election on this Special One-Time Election Form takes effect, you will be permitted to change your contributions to the Cheviot Financial Stock Corp. Stock Fund in accordance with the 401(k) Plan's standard procedures.

------------------------------------------------------------------------------------------------------------------------------------
             SECTION D: PARTICIPANT CERTIFICATION AND AUTHORIZATION
------------------------------------------------------------------------------------------------------------------------------------

I certify that I have received a copy of the Prospectus of Cheviot Financial Corp. dated November 12, 2003, which provided detailed information with respect to the stock offering of Cheviot Financial Corp. common stock and the Prospectus Supplement relating to the election to direct balances reserved for investment in the Cheviot Financial Corp. Stock Fund under the 401(k) Plan to be used to purchase common stock of Cheviot Financial Corp. in the stock offering. I understand that the value of the common stock may fluctuate over time and that risks are associated with investing in common stock. Furthermore, I authorize the Plan Administrator to execute my directions as set forth above. I understand that these directions are irrevocable during the stock offering.

Participant Signature:                                                                         Date:
                           -----------------------------------------------------                        ----------------------------

o        If you wish to  invest all or part of your Available Account Balance in the Cheviot Financial Corp. Stock Fund for such fund to purchase shares of Cheviot Financial Corp. common stock in the stock offering, you must return this Special
         One-Time Election Form to the Chief Financial Officer to be received no later than 4:00 p.m., on ______________________.
o        If (1) you do not check a box in Section B above or (2) you check a box but do not provide instructions regarding the allocation of all of your Available Account Balance in Section B above, that portion of your Available Account Balance that is not allocated in Section B above will not be invested in the Cheviot Financial Corp. Stock Fund for such fund to purchase common stock of Cheviot Financial Corp. in the stock offering. Instead, the plan administrator will determine how such unallocated portion will be allocated among the other investment options available under the 401(k) Plan.



                                                      KEEP A COPY OF THIS FORM